Exhibit 99.1

LookSmart Reports Second Quarter 2007 Results

•	Revenue growth of 31% versus Q2 of 2006, above previous guidance range of 25% to 27%

•	Gross margin expands 9 percentage points from Q2 of 2006 to 44%

•	Key advertising and audience metrics continue to improve; total paid clicks increase to 122 million

•	Revised full year revenue guidance

SAN FRANCISCO, August 2, 2007—LookSmart, Ltd. (NASDAQ: LOOK; ASX: LOK), an online advertising and technology company, today announced financial results for the second quarter ended June 30, 2007.

For the second quarter of 2007, LookSmart reported total revenue of $14.6 million, representing a 31% increase from $11.1 million in the second quarter of 2006. GAAP net loss for the second quarter of 2007 was $2.1 million, or $0.09 per share, which includes $0.6 million of non-cash, share-based compensation charges. This compares to a GAAP net loss in the second quarter of 2006 of $4.4 million, or $0.19 per share, which includes non-cash, share-based compensation charges of $0.7 million. The EPS amounts above are based on 22.9 million and 22.8 million weighted average shares outstanding in the second quarter of 2007 and 2006, respectively.

“We demonstrated progress in our second quarter results, as our revenues increased 31%, our publisher solutions customer pipeline continued to expand, and unique visitors to our consumer sites grew 50% year-over-year,” commented Ted West, Chairman and Interim President and Chief Executive Officer. “During the quarter, we enhanced the functionality of our AdCenter for publishers with the launch of our “platform backfill” capability and we implemented our “contextual ad serving and optimization” platform. Subsequent to the quarter, we announced an agreement with Wikia.com for the licensing of our AdCenter. Additionally, during the second quarter, we experienced solid growth in our Ad Network, driven by an increase in paid clicks by larger volume advertisers. While we were pleased with the traction of our Ad Network in the second quarter and our improved ability to attract larger volume advertisers, we remain susceptible to quarter-to-quarter volatility in ad spend associated with these customers. Over time, as we continue to grow and diversify our advertiser and overall revenue base, we expect to see less impact from these larger volume advertisers in our quarterly results. “

Mr. West continued, “On behalf of myself, the Board of Directors and the entire LookSmart team, we would like to thank Dave Hills for his contributions as Chief Executive Officer over the past two years. As Chairman and Interim President and Chief Executive Officer, I am committed to leading the Company in the next stage of its development and growth and remain confident in our long-term prospects.”

Gross margin increased to 44% in the second quarter of 2007 versus 35% in the second quarter of 2006 primarily due to lower traffic acquisition costs (TAC).

Total operating expenses in the second quarter of 2007 were $9.0 million, including $0.6 million of non-cash, share-based compensation charges. This compares to total operating expenses of $8.8 million in the second quarter of 2006, which included $0.7 million of non-cash, share-based compensation charges. The increase in operating expenses is due to increased levels of investment in the areas of sales and marketing, as well as an increase in general and administrative expense. LookSmart reported an operating loss of $2.5 million in the second quarter of 2007 as compared to an operating loss of $4.9 million in the same period a year ago.

On a non-GAAP basis, for the second quarter of 2007, Adjusted EBITDA (earnings before interest, taxes, income, depreciation and amortization excluding stock based compensation) improved to a loss of $0.7 million from a loss of $2.5 million in the second quarter of 2006.

An explanation of LookSmart’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, were $0.06 million in the second quarter of 2007, compared to $0.8 million in the prior year period. Depreciation and amortization was $1.3 million in the second quarter of 2007 compared to $1.7 million in the second quarter of 2006 reflecting lower levels of capital investment.

The Company ended the quarter with $38.3 million in cash, cash equivalents and investments, a decrease of $0.4 million from the end of the first quarter of 2007.

Q2 2007 Key Metrics Performance

•	Total paid clicks increased to approximately 122 million for the second quarter of 2007 compared to approximately 87 million for the second quarter of 2006, representing an increase of 40%.

•	Average revenue per click (RPC) for the second quarter was flat year-over-year at approximately $0.10.

•	Traffic acquisition costs (TAC) of 58% for LookSmart’s Ad Network decreased from the 66% rate in the second quarter of 2006.

•	Total monthly unique visitors to the Company’s network of owned sites were 15.4 million at the end of the second quarter of 2007 compared to 10.3 million at the end of the second quarter of 2006.

Third Quarter and Full Year 2007 Outlook

Third Quarter 2007 Outlook

LookSmart provides the following outlook on a GAAP basis:

•	Revenue is expected to increase 8% to 12% from the third quarter of 2006.

•	Gross margin is anticipated to be in the range of 42% to 44%, an approximate 4 to 6 percentage point increase over the third quarter of 2006.

•	Operating expenses are expected to remain relatively consistent with the third quarter of 2006, inclusive of approximately $0.7 million of non-cash, share based compensation expense.

•	Depreciation and amortization expense is expected to decrease from $1.5 million in the third quarter of 2006 to $1.2 million in the third quarter of 2007.

•

Capital investment levels are expected to increase by approximately $1.4 million in the third quarter of 2007 versus the prior year period reflecting capital spending deferred from the first half of 2007 into Q3 of this year.

Full Year 2007 Outlook

LookSmart is updating its outlook, on a GAAP basis, for the full year ending December 31, 2007 as follows:

•	Revenue is expected to increase 15% to 20% from the year ended 2006.

•	Gross margin is expected to remain relatively consistent through the remainder of the year at approximately 42% to 44%.

•

Operating expenses are expected to increase approximately 5% from 2006 levels, inclusive of approximately $2.5 million of non-cash, share based compensation expense. The Company will continue to focus on tightly managing operating expenses to achieve continued improvement in operating leverage.

•

Depreciation and amortization expense is expected to decrease from $6.4 million in 2006 to approximately $5.0 million for the year ended December 31, 2007. This is reflective of the lower capital investment levels experienced at the Company during the prior two years.

•	Capital investment levels are expected to increase by approximately $1 million in 2007 to accommodate required investments that were deferred during 2005 and 2006.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET to discuss its financial results. To listen to the call from the U.S., dial 1-888-321-3075; internationally, dial 1-973-582-2855. The call will also be available live via webcast on LookSmart’s Investor Relations Web site at http://www.shareholder.com/looksmart/. For those unavailable to listen to the call live, the webcast will be archived and a replay of the call will be available until Thursday, August 9, 2007, 11:59 p.m. ET. To access the replay from the U.S., dial 1-877-519-4471 and enter passcode 9026108; from outside the U.S., dial 1-973-341-3080 and enter passcode 9026108.

About LookSmart, Ltd.

LookSmart is an online advertising and technology company that provides relevant solutions for advertisers, publishers and consumers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and banners via its consumer Web properties and a monitored ad distribution network; a customizable set of private-label solutions for publishers; and vertical search sites and web tools for consumers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

GAAP to Non-GAAP Reconciliation

When evaluating Adjusted EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in Adjusted EBITDA, and (ii) how Adjusted EBITDA compares to levels of interest expense, taxes and depreciation and amortization. We provide a reconciliation of Adjusted EBITDA to GAAP net loss.

(in thousands)	Quarter Ended June 30, 2007 (unaudited)	Quarter Ended March 31, 2007 (unaudited)	Quarter Ended June 30, 2006 (unaudited)
GAAP net loss	(2,068)	(3,426)	(4,399)

Add: taxes	—	6	—
Less: interest income, net	(484)	(515)	(482)
Add: other	27	—	—
Add: depreciation and amortization	1,260	1,354	1,659

EBITDA	(1,265)	(2,581)	(3,222)
Add: stock based compensation	611	494	—
Net			734

Adjusted EBITDA	(654)	(2,087)	(2,488)

Use of Non-GAAP Measures

LookSmart provides non-GAAP financial information to assist investors in assessing its current and future operations in the way that LookSmart’s management evaluates those operations. Non-GAAP operating expenses, non-GAAP net loss and Adjusted EBITDA are supplemental measures of LookSmart’s performance that are not required by, and are not presented in accordance with, generally accepted accounting principles (GAAP). The non-GAAP information does not substitute for any performance measure derived in accordance with GAAP. LookSmart believes that this non-GAAP information provides useful information to investors by excluding the effect of some non-cash expenses and other amounts that are required to be recorded under GAAP but that LookSmart believes are not indicative of LookSmart’s cash-based operating results.

LookSmart’s management evaluates and makes operating decisions about its business operations primarily based on revenue and the cash costs of those business operations (distinct from non-cash costs of operations). Therefore, management presents non-GAAP financial measures, along with GAAP measures, in this earnings release by excluding these non-cash items from the period expenses. A limitation associated with these measures is that they do not include stock-based compensation expense related to our workforce and, as to Adjusted EBITDA, interest, taxes, depreciation and amortization amounts related to our business operations. A limitation of non-GAAP net loss is that it does not include all items that impact our net loss and net loss per share for the period. The income statement line items involved in the adjustment from GAAP to non-GAAP presentation in this earnings release are the following items that include equity-based compensation charges (or, with respect to Adjusted EBITDA, the following items excluding cost of revenues): (1) cost of revenues; (2) operating expenses, research and development; (3) operating expenses, selling and marketing; and (4) operating expenses, general and administrative. These items in turn affect (1) total cost of revenues; (2) total costs and expenses; (3) operating income/loss; (4) income before income taxes; (5) net loss, and (6) basic earnings per share.

For each such non-GAAP financial measure, the adjustment provides management with information about LookSmart’s underlying cash-based operating performance that enables comparison of its cash-based financial results in different reporting periods. Additionally, our management uses Adjusted EBITDA as a supplemental measure in the evaluation of our businesses and believes that Adjusted EBITDA provides visibility into our ability to meet our future capital expenditures and working capital requirements. LookSmart’s management excludes the impact of equity-based compensation to eliminate the effects of this non-cash item, which, because it is based upon estimates on the grant dates, may bear little resemblance to the actual values realized upon the future exercise, expiration, termination or forfeiture of the stock-based compensation, and which, as it relates to stock options and stock purchase plan shares, is required for GAAP purposes to be estimated under valuation models, including the Black-Scholes model used by LookSmart. LookSmart’s management also excludes the impact of equity-based compensation to help it compare current period cash operating expenses against the operating expenses for prior periods.

Management uses these non-GAAP measures to help it make budgeting decisions between those expenses that affect operating expenses and operating margin (such as research and development, sales and marketing, and general and administrative expenses), and those expenses that affect cost of revenue and gross margin. Further, the availability of non-GAAP financial information helps management track actual performance relative to financial targets, including both internal targets and publicly announced targets. Making this non-GAAP financial information available to investors, in addition to the GAAP information, helps investors compare LookSmart’s performance with the performance of other companies in our industry, which use similar financial measures to supplement their GAAP financial information.

As stated above, management recognizes that the use of these non-GAAP measures has limitations, including the fact that management must exercise judgment in determining which types of charges should be excluded from the non-GAAP financial information. Because other companies, including companies similar to LookSmart, may calculate their non-GAAP earnings differently than LookSmart, non-GAAP measures may have limited usefulness in comparing companies. Management believes, however, that providing this non-GAAP financial information, in addition to the GAAP information, facilitates comparison of LookSmart’s financial performance on a cash basis over time. LookSmart has provided non-GAAP results to the investment community, not as an alternative but as an important supplement to GAAP information, to enable investors to evaluate LookSmart’s cash-based operating performance in the same way that management does.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business outlook. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may fail to preserve our expertise in search, online advertising and social bookmarking product development, that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms, that we may be unable to grow sources of revenue other than our listings revenue, that we may be unable to increase growth in our owned-and-operated sites, that we may be unable to license compelling content at reasonable costs, that we may be unable to attain or maintain customer acceptance of our publisher solutions products, that changes in the distribution network composition may lead to decreases in traffic volumes, that we may be unable to improve our match rate, average revenue per click, conversion rate or other advertiser metrics, that advertisers may decide to reduce spending or terminate their relationships with us or our partners, that we may be unable to achieve operating profitability, that we may be unable to attract and retain key personnel, or that we may have unexpected increases in costs and expenses. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contact:

John Simonelli, COO & CFO

LookSmart Ltd.

415.348.7501

jsimonelli@looksmart.net

Allyson Pooley

ICR, Inc.

310.954.1100

apooley@icrinc.com

Exhibit A

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$23,703	$32,901
Short-term investments	14,549	7,257

Total cash, cash equivalents and short-term investments	38,252	40,158
Trade accounts receivable	5,612	4,639
Prepaid expenses	459	516
Other current assets	1,068	339

Total current assets	45,391	45,652
Long-term investments	—	998
Property and equipment, net	3,863	4,588
Capitalized software and other assets, net	3,870	3,533
Intangible assets, net	1,969	3,364
Goodwill	14,422	14,422

Total assets	$69,515	$72,557

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$3,916	$2,576
Accrued expenses and other current liabilities	6,560	5,624
Deferred revenue and customer deposits	1,858	2,541
Current portion of lease restructuring and long-term liabilities	1,373	1,391

Total current liabilities	13,707	12,132
Lease restructuring and other long-term liabilities, net of current portion	2,438	2,876

Total liabilities	16,145	15,008
Total stockholders’ equity	53,370	57,549

Total liabilities and stockholders’ equity	$69,515	$72,557

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue	$14,624	$11,130	$27,850	$21,673
Cost of revenue	8,181	7,251	15,835	14,339

Gross profit	6,443	3,879	12,015	7,334
Operating expenses:
Sales and marketing	2,223	2,096	4,351	3,839
Product development	3,889	4,094	8,062	8,377
General and administrative	2,929	2,570	5,937	4,997

Total operating expenses	9,041	8,760	18,350	17,213
Other operating income (loss), net	74	—	(123)	—

Loss from operations	(2,524)	(4,881)	(6,458)	(9,879)
Non-operating income, net	518	482	1,033	961

Loss from continuing operations before income taxes	(2,006)	(4,399)	(5,425)	(8,918)
Income tax expense	—	—	(6)	—

Loss from continuing operations	(2,006)	(4,399)	(5,431)	(8,918)
Loss from discontinued operations	(62)	—	(62)	—
Net loss	$(2,068)	$(4,399)	$(5,493)	$(8,918)

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.09)	$(0.19)	$(0.24)	$(0.39)
Gain (loss) from discontinued operations	—	—	—	—
Net loss	$(0.09)	$(0.19)	$(0.24)	$(0.39)
Weighted average shares outstanding used in per share calculation	22,900	22,815	22,893	22,810